PRESS RELEASE	Contact: Stephanie Heist
November 1, 2011	(302) 571-5259 sheist@wsfsbank.com

WSFS ANNOUNCES NEW BOARD DIRECTOR
FORMER DELAWARE CHANCELLOR WILLIAM B. CHANDLER III

WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ:WSFS), the parent company of WSFS Bank, today announced the appointment of former Delaware Chancellor William B. Chandler III to its Board of Directors.  He was unanimously approved to the Board at a Directors meeting on October 27, 2011 and will stand for election for a three-year term at the Annual Shareholders Meeting scheduled for April 26, 2012.

Chancellor Chandler spent 22 years serving first as Vice Chancellor and then as Chancellor of the Delaware Court of Chancery, the nation’s leading court for corporate law.  As chief judge, he issued more than a thousand opinions and presided over some of the most high-profile corporate law disputes including those involving The Walt Disney Company, Microsoft, Dow Chemical and Yahoo.  Prior to his appointment to the Court of Chancery, he served as Resident Judge of the Delaware Superior Court for four years, was an Associate with Morris, Nichols, Arsht & Tunnell and served as Legal Counsel to former Governor Pierre S. “Pete” du Pont IV.

In June 2011, Chancellor Chandler transitioned into private practice as managing partner with Wilson Sonsini Goodrich & Rosati, headquartered in Palo Alto, California, where he heads up its Delaware office and advises both public and private clients on corporate governance matters, special committee assignments and merger and acquisition transactions.

WSFS Chairman of the Board Marvin N. Schoenhals said, “Known to many as America’s top corporate jurist and for transforming the Delaware Court of Chancery into a modern institution, we are honored to have the Chancellor join our Board of Directors.  Bill undoubtedly brings a wealth of knowledge and expertise on corporate governance, as he has seen the best and worst results of corporate decision making.  In addition, he brings the perspective of a leader in Sussex County Delaware, an area in which WSFS has expanded significantly in recent years.”

Widely regarded as one of the country’s most highly esteemed judges on issues of corporate law and governance, Chancellor Chandler was recognized both in 2008 and 2010 as one of the 100 Most Influential People in Corporate Governance by the National Association of Corporate Directors.  Also in 2010, he was the recipient of the Yale Law School’s Simeon E. Baldwin Award for Distinguished Achievement in Law and Business.

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Chancellor Chandler earned a Bachelor of Arts in Philosophy and Political Science from the University of Delaware and his law degrees from the University of South Carolina School of Law and Yale Law School.  He is a member of the American Bar Association, Delaware Bar Association, the American College of Business Court Judges and the American Law Institute and is a trustee of the Yale Center for Corporate Governance, the University of Delaware and the Weinberg Center for Corporate Governance.  He has also authored several articles and lectures on a wide variety of corporate law issues.

A Delaware native, Chancellor Chandler resides in Dagsboro, Delaware with his wife.

About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.2 billion in assets on its balance sheet and $9.3 billion in fiduciary assets, including approximately $1.0 billion in assets under management. WSFS has 49 offices located in Delaware (39), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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